Exhibit 99.1
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
Xponential, Inc Reports Net Loss of $30,000 or $0.01 per share for the Quarter Ended December 31, 2005
NORCROSS, Georgia (February 16, 2006) — Xponential, Inc. (OTCBB:XPOI) today reported a net loss of $30,000 ($62,000 net loss allocable per common shareholder after effect of preferred stock dividends or $(0.03) per common share) for the three months ended December 31, 2005, its second quarter of fiscal 2006. Net loss for the six months ended December 31, 2005 totaled $227,000 ($290,000 net loss allocable per common shareholder after effect of preferred stock dividends or $(0.12) per common share).
Operating income for the second fiscal 2006 quarter totaled $469,000, compared to $359,000 for the comparative 2005 quarter, a 30.6% increase. Operating income for the six months ended December 31, 2005 totaled $502,000 compared to $462,000 for the six months ended December 31, 2004, an 8.7% increase.
Total revenues for the current quarter totaled $6,316,000, compared to $5,076,000 for the comparative 2005 quarter, an increase of 24.4%. Gross profit increased to $2,824,000 for the 2006 quarter, compared to $2,657,000 for the comparable 2005 quarter, an increase of 6.3%. For the six months ended December 31, 2005, gross profit increased to $5,175,000 from $4,972,000 for the comparative six months ended December 31, 2004, a 4.1% increase.
Interest and dividend income for the current quarter totaled $163,000, compared to $44,000. Interest expense for the current quarter totaled $420,000, compared to $170,000 for the comparative 2005 quarter, an increase of $250,000 due to the total sales of $14,822,000 of the Company’s 8% Limited Recourse Secured Subordinated Convertible Notes (“Convertible Notes”) as of December 31, 2005. The Company has sold an additional $3,340,000 of Convertible Notes from January 1, 2006 through February 10, 2006.
The Company’s wholly-owned subsidiary, PawnMart, Inc. (PawnMart), operates 26 pawn shops in Georgia and North Carolina. PawnMart generated earnings before interest, taxes, depreciation and amortization (EBITDA) of $796,000 for the second fiscal 2006 quarter compared to $664,000, a 19.9% increase. For the six months ended December 31, 2005, EBITDA increased 4.5% to $1,144,000 compared to $1,095,000 for the six months ended December 31, 2004.

PawnMart generated store profitability, which the Company defines as EBITDA excluding corporate administrative expenses, of $1,268,000 in the second fiscal 2006 quarter compared to $1,175,000 for the comparable 2005 quarter, a 7.9% increase. For the six months ended December 31, 2005, store profitability increased to $2,100,000 or 3.6% compared to $2,027,000 for the six month period ended December 31, 2004.
EBITDA and store profitability are not generally accepted accounting principle (GAAP) measures. Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements. The following table reconciles EBITDA and store profitability for PawnMart to net income for the Company for the three and six months ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Income (Loss)	$(30)	$150	$(227)	262
Plus:
Income taxes and interest expense	435	281	714	524
Loss on futures contracts	407	—	473	—
Less:
Interest and dividend income, gain on sales of marketable securities	(343)	(72)	(458)	(324)

Operating Income	469	359	502	462
Plus:
Depreciation and amortization	95	107	198	216

EBITDA	564	466	700	678
Plus:
Parent general and administrative expenses	232	241	454	500
Less:
Management advisory income	—	(43)	—	(85)

EBITDA — PawnMart	796	664	1,154	1,093
Plus:
General and administrative expenses	472	511	946	934

Store profitability	$1,268	$1,175	$2,100	$2,027

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, said “We continue with our plans to emphasize jewelry loans and jewelry merchandise in our stores. We implemented new pricing strategies in our stores to reflect the increased value of gold which will have a positive impact on our store gross profit margins in future periods.”
He also stated “We were excited to have the opportunity to purchase an additional ownership position in American IronHorse Motorcycle Company, Inc., increasing our ownership position to 17.7% of the outstanding common stock of that company. We believe this investment will prove to be valuable to our shareholders.”
Mr. Moyers reported that “We expect to complete the offering of our 8% Limited Recourse Convertible Notes prior to the end of our fiscal year on June 30, 2006. We have sold over $18 million of the $20 million offering to date. We are actively seeking acquisition opportunities in the pawn business as well as other industries in which our management team has proven expertise.”
Xponential, Inc. is a diversified holding company. Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.
Forward-Looking Statements
This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “exploring,” or other variations thereon, or comparable terminology, or by discussions of strategy. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.
Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.
For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.